UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2005

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Suite 1200

Atlanta Georgia 30328

(Address of Principal

Executive Offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 14, 2005, Beazer Homes USA, Inc. (the “Company”) entered into an employment agreement with Kenneth J. Gary (the “Executive”) in connection with the Executive’s appointment as Executive Vice President, General Counsel and Corporate Secretary.

The employment agreement provides for the Executive to initially receive an annual salary of $375,000 (subject to review each year for increase).  The Executive is eligible to participate in the Company’s bonus and stock incentive plans and all welfare benefit, incentive, savings and retirement plans.  The initial term of the agreement is two (2) years, with a provision for extension for successive one year periods unless written notice is provided by Mr. Gary or the Company stating a desire not to extend the agreement sixty (60) days prior to the scheduled expiration.

This summary of the material terms of the employment agreement described above is qualified by reference to the provisions of the agreement, which is attached as Exhibit 10.01.

Additionally, on March 14, 2005, Beazer Homes USA, Inc. (the “Company”) entered into a supplemental employment agreement (the “Supplemental Employment Agreement”) with Mr. Gary.

The Supplemental Employment Agreement supersedes the terms and provisions of the Employment Agreement in the event of a Change of Control (as defined in the Supplemental Employment Agreement) of the Company.  The Supplemental Employment Agreement automatically renews every year for a successive two-year period unless earlier terminated by the Company and the Executive or otherwise terminated in accordance with the respective terms of the Supplemental Employment Agreement.

Pursuant to the Supplemental Employment Agreement, the Company will continue to employ the Executive for a period of two years from the date the Change of Control occurs (the “Effective Date”).  During this two-year period, the Executive will be entitled to receive an amount approximating his most recent annual base salary (“Annual Base Salary”).  In addition, the Executive shall be awarded an annual bonus at least equal to the arithmetic average of the Executive’s bonuses for the last three years (“Annual Bonus”).

Subsequent to a Change of Control, if the Executive’s employment is terminated by the Company for cause, the Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary accrued through the effective date of termination and any compensation previously deferred and all other payments to which the Executive may be entitled under his Supplemental Employment Agreement.

Subsequent to a Change of Control, if the Executive’s employment is terminated by Beazer Homes as a result of the Executive’s death or disability, or by the Executive for a reason other than a Good Reason (as defined in the Supplemental Employment Agreement), the Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary and Annual Bonus accrued through the effective date of termination and any compensation previously deferred (the “Accrued Obligations”) and all other amounts to which the Executive may be entitled under his Supplemental Employment Agreement.

Subsequent to a Change of Control, if the Executive’s employment is terminated by the Company for any reason other than for cause or as a result of the Executive’s death or disability, or by the Executive for Good Reason, the Executive shall be entitled to receive an amount equal to the sum of (i) the Accrued Obligations; (ii) the product of (A) a multiple of 2.0 and (B) the sum of his Annual Base Salary and Average Annual Bonus; and (iii) all other amounts to which the Executive may be entitled under his Supplemental Employment Agreement.  In addition, the Company must provide the Executive and his family certain benefits for a period of two years following the effective date of termination.

This summary of the material terms of the Supplemental Employment Agreement is qualified by reference to the provisions of the agreement, which is attached as Exhibit 10.02.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 14, 2005, Kenneth J. Gary, age 46, was appointed Executive Vice President, General Counsel and Corporate Secretary.

Mr. Gary joined Beazer Homes USA, Inc. from Toll Brothers, Inc. where he most recently served as Senior Vice President and General Counsel as well as heading that company’s mortgage and title insurance subsidiaries.  Prior to joining Toll Brothers as its General Counsel in 1990, Mr. Gary served as corporate counsel to Bell Atlantic Properties, the real estate subsidiary of Bell Atlantic Corporation and practiced real estate and corporate law with two major law firms for several years.  He is a graduate of University of Pennsylvania Law School and Brown University.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits

10.01	Agreement by and between Beazer Homes USA, Inc. and Kenneth J. Gary dated as of March 14, 2005
10.02	Supplemental Employment Agreement by and between Beazer Homes USA, Inc. and Kenneth J. Gary dated as of March 14, 2005

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: March 18, 2005	By:	/s/ Ian McCarthy
Ian McCarthy
President and Chief Executive Officer